SECURITIES AND EXCHANGE COMMISSION

        Washington, D.C. 20549


               FORM 8-K

            CURRENT REPORT


Pursuant to Section 13 or 15(d) of the Securities Act of 1934

Date of Report (Date of earliest event reported):  February 16, 1999

  UNIVERSAL STANDARD HEALTHCARE, INC.

(Exact name of registrant as specified in its charter)

    Michigan                     34-0-20400               38-2986640
(State or Other            (Commission File Number)     (IRS Employer
Jurisdiction of                                       Identification No.)
 Incorporation)

Attn:  Alan S. Ker, Chief Financial Officer
26500 Northwestern Highway, Suite 400
Southfield, Michigan                                 48076
(Address of Principal Executive Offices)           (Zip Code)

Registrant's telephone number, including area code:  (248) 358-0810

(Former name or former address, if changed since last report)









































Item 5.  Other Events

         The Company announced on February 16, 1999 that it intends to present an out of court restructuring plan to the creditors of Universal Diagnostic, the Company's former clinical laboratory division, in the next thirty days, once final numbers are available. Universal Diagnostic discontinued operations following the sale of certain of its clinical laboratory assets in August 1998. The Company has retained a recognized financial consultant to assist in this restructuring effort. The Company believes that an out of court restructuring will result in a greater dividend to the creditors of its laboratory business.

         The Company has determined not to pay the interest payment on its outstanding 8.25% Convertible Subordinated Debentures, due February 1, 1999, resulting in the occurrence of an event of default under the Debentures.
The Debentures and related interest will be included in the Company's restructuring plan, which is expected to be presented to Debenture holders in the next 30 days. The Debentures were issued by the parent company in 1996 and are not obligations of the Company's managed care operations.

         The Company's continuing managed care business is conducted by separate wholly-owned subsidiaries, Universal Standard Healthcare of Delaware, Inc., Universal Standard Healthcare of Michigan, Inc., Universal Standard Healthcare of Ohio, Inc. and TPA, Inc., and will not be included in the restructuring plan. These managed care entities will continue their current operations in accordance with their past practices.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits

                  (c)      Exhibits

                  99.1.    Press Release dated February 16, 1999

                                     SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Dated:  February 16, 1999


                                 UNIVERSAL STANDARD HEALTHCARE, INC.


                                 /S/ Alan S. Ker
                                 --------------------------------------
                                 Alan S. Ker
                                 Vice President, Finance
                                 Chief Financial Officer



                                    EXHIBIT INDEX


Exhibit No.       Description

99.1              Press Release dated February 16, 1999